rgp.

Historical Segment Information.

(Unaudited)

($ in thousands, except bill rates)	AUGUST 24, 2024	MAY 25, 2024	FEBRUARY 24, 2024	NOVEMBER 25, 2024	AUGUST 26, 2023
Revenue					
On-Demand Talent	$52,473	$59,515	$64,162	$70,949	$77,974
Consulting	55,025	56,236	55,828	59,058	56,845
Europe & Asia Pacific	17,983	19,507	19,631	21,802	23,267
Outsourced Services	9,491	10,263	9,375	9,066	9,418
Other	1,963	2,677	2,311	2,252	2,665
Total Consolidated	**$136,935**	**$148,198**	**$151,307**	**$163,127**	**$170,169**
Adjusted EBITDA					
On-Demand Talent	$2,559	$7,113	$7,341	$8,662	$8,557
Consulting	7,753	10,194	8,769	10,928	8,529
Europe & Asia Pacific	227	542	1,342	1,701	1,704
Outsourced Services	1,394	2,738	1,577	1,778	1,548
Other	(467)	32	(244)	(534)	71
Unallocated items	(9,146)	(7,529)	(7,999)	(6,474)	(8,863)
Total Consolidated	**$2,320**	**$13,090**	**$10,786**	**$16,061**	**$11,546**
Consolidated net (loss) income	**($5,707)**	**$10,472**	**$2,550**	**$4,895**	**$3,117**
Average bill rate[1]					
Consolidated bill rate	$118	$120	$119	$122	$125
On-Demand Talent	$140	$142	$143	$144	$144
Consulting	$145	$142	$141	$145	$147
Europe & Asia Pacific	$56	$58	$58	$61	$66
Outsourced Services	$139	$142	$139	$137	$140

(1) Average bill rates are calculated by dividing total revenue by the total number of billable hours.

RGP. Client Confidential. | rgp.com | 23

rgp.

Reconciliation on Non-GAAP Measures.

(Unaudited)

($ in thousands)	AUGUST 24, 2024	MAY 25, 2024	FEBRUARY 24, 2024	NOVEMBER 25, 2024	AUGUST 26, 2023
Consolidated net (loss) income	**($5,707)**	**$10,472**	**$2,550**	**$4,895**	**$3,117**
Adjustments:					
Amortization expense	1,485	1,330	1,413	1,321	1,314
Depreciation expense	540	618	745	810	877
Interest income, net	(148)	(234)	(225)	(293)	(312)
Income tax expense	1,054	1,030	1,937	3,753	2,075
Consolidated EBITDA	**($2,776)**	**$13,216**	**$6,420**	**$10,486**	**$7,071**
Stock-based compensation expense	1,561	1,483	1,181	516	2,552
Technology transformation costs [1]	1,858	1,914	1,386	1,678	1,923
Acquisition costs [2]	1,289	688	156	1,126	–
Goodwill impairment [3]	3,855	–	–	–	–
Gain on sale of assets [4]	(3,420)	–	–	–	–
Restructuring costs [5]	(47)	189	1,643	2,255	–
Contingent consideration adjustment	–	(4,400)	–	–	–
Consolidated adjusted EBITDA	**$2,320**	**$13,090**	**$10,786**	**$16,061**	**$11,546**

(1) Technology transformation costs represent costs included in net income related to the Company's initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) Acquisition costs primarily represent costs included in net income related to the Company's business acquisition. These costs include transaction bonuses, retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(3) Goodwill impairment charge recognized during the three months ended August 24, 2024 was related to the Europe Asia Pacific segment.

(4) The Company completed the sale of its Irvine office building on August 15, 2024.

(5) The Company initiated the "U.S. Restructuring Plan" in October 2023 and substantially completed the U.S. Restructuring Plan during fiscal 2024.

RGP. Client Confidential. | **rgp.com** | 24